Exhibit 99.1

Truett-Hurst, Inc.

FOR IMMEDIATE RELEASE

August 13, 2018

Truett-Hurst, Inc.

125 Foss Creek Circle

Healdsburg, CA 95448

tel: 707.431.4423

fax: 707.395.0289

email: ir@truetthurstinc.com

TRUETT-HURST, INC. ANNOUNCES SALE OF WHOLESALE WINE BUSINESS TO PRECEPT BRANDS, LLC

Healdsburg, California (August 13, 2018) – Truett-Hurst, Inc. (NASDAQ: THST) announced today that it sold its wholesale wine business to Precept Brands LLC (“Precept”). Truett-Hurst’s wholesale wine business consists of the Company’s wholesale bottled wine inventory, brands, supplies and bulk wine inventory used for the Company’s “control label” wine brands and related intellectual property. These wholesale brands are produced under a variety of labels and sold primarily to national retail chains. The Company will retain its Direct to Consumer business and Dry Creek Valley Estate in Healdsburg, California.

Precept has acquired from the Company all the assets comprising its wholesale wine business for approximately $18,000,000 in cash, subject to post-closing adjustments, and ongoing royalty payments relating to certain of the acquired wholesale wine brands pursuant to a Royalty Payment Agreement. The transaction is expected to result in proceeds of approximately $15.9 million for the Company, net of taxes and transaction-related expenses and fees. In addition, the Company will continue to provide certain services to Precept relating to the wholesale wine business through the current harvest period under a Transition Services Agreement.

As of the closing, and after payment of bank debt and certain transaction expenses, the Company expects to have approximately $5.6 million of cash. Following the completion of the Precept transaction and repayment of all outstanding debt obligations, Truett-Hurst, Inc. will retain unencumbered ownership of the 22.6-acre Truett-Hurst vineyard (including 13.5 planted acres) and the tasting rooms in Healdsburg, California.

The sale of the Company’s wholesale wine business will allow the Company to focus all of its resources on its principal core brands of “Truett Hurst” and “VML” which are primarily sold at the Truett Hurst Winery in Healdsburg, to Wine Club members via direct shipments and to select retailers around the country. The Company expects to use the proceeds from the sale of the wholesale wine business to eliminate indebtedness and to invest in its direct to consumer business. The Company will also consider using a portion of the purchase price to provide returns to the Company’s public stockholders.

The Company is also pleased to announce that Paul Dolan will serve as the Company’s interim Chief Executive Officer effective November 1, 2018. Phillip Hurst, the Company’s current Chief Executive Officer, has accepted the position of Chief Innovation Officer with Precept Brands as of November 1, 2018. Mr. Hurst will remain a board member of the Company.

“I am very excited to jump back into the management of the Truett-Hurst Family Winery. Over the last 10 years our hospitality team has done an amazing job building relationships with the community and our club members and we are looking forward to expanding and enhancing our great service. As a winegrower I have a particular warm spot in my heart for vines that have unique flavors, power and finesse and together with our phenomenal winemakers Ginny Lambrix of VML and Ross Reedy of Truett Hurst we can’t wait to dive into the 2018 harvest.” said Mr. Dolan.

About Truett-Hurst, Inc.

Truett-Hurst, Inc. (NASDAQ: THST) is a holding company and its sole asset is the controlling equity interest in H.D.D. LLC, an innovative super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek Valley of Sonoma County, California. Truett-Hurst, Inc. is headquartered in Healdsburg, California.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding planned investments in our business and expectations for 2018. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission ("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment; our ability to drive revenue, and increase or retain current subscription revenue, particularly in light of the investments in our expanded news operations; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.